June 30, 2009
VIA EDGAR
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-4631
Mail Stop 4631
Attention: Mr. Terence O’Brien, Accounting Branch Chief
Re:	Brookfield Homes Corporation
Form 10-K for the Fiscal Year Ended December 31, 2008
Filed February 13, 2009
Definitive Proxy Statement on Schedule 14A
Filed February 19, 2009
Form 10-Q for the Fiscal Quarter Ended March 31, 2009
File No. 1-31524
     In connection with the above referenced filings made by Brookfield Homes Corporation (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended, the Company hereby acknowledges that:
•	the Company is responsible for the adequacy and accuracy of the disclosure in the filings;
•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filings; and
•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

BROOKFIELD HOMES CORPORATION
By:	/s/ SHANE D. PEARSON
	Name:	Shane D. Pearson
	Title:	Vice President and Secretary

8500 Executive Park Avenue, Suite 300, Fairfax, VA 22031